AMENDMENT NO. 1
TO
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of March ___, 2007 to amend that certain Amended and Restated Agreement and Plan of Merger, dated as of February 6, 2007 (the “Merger Agreement”), by and among U.S. Wireless Data, Inc., a Delaware corporation (“Parent”), StarVox Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and StarVox Communications, Inc., a California corporation (the “Company”). All other capitalized terms that are used in this Amendment shall have the respective meanings ascribed thereto in the Merger Agreement.

RECITALS

A. Parent, Merger Sub and Company entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company.

B. Parent, Merger Sub and Company desire to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties hereby agree to amend the Merger Agreement as follows:

1. Amendment of Section 7.1(b). Section 7.1(b) of the Merger Agreement is amended and restated in its entirety to read as follows:

“(b) by either of the Company or Parent if the Merger shall not have been consummated by March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.”

2. Remaining Provisions. Except as expressly amended by this Amendment, all provisions of the Merger Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

4. Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their respective duly authorized representatives to be effective as of the date first written above.

U.S. WIRELESS DATA, INC.

By:

Title:

STARVOX ACQUISITION, INC.

By:

Title:

STARVOX COMMUNICATIONS, INC.

By:

Title: